Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 10, 2021, with respect to the consolidated financial statements of Authentic Brands Group LLC and Subsidiaries contained in the Registration Statement and Prospectus of Authentic Brands Group Inc. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

New York, New York

July 6, 2021